UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 21, 2011

ADVANCED LIFE SCIENCES HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51436	30-0296543
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1440 Davey Road
Woodridge, Illinois	60517
(Address of principal executive offices)	(Zip Code)

(630) 739-6744

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                  Entry Into a Material Definitive Agreement; and

Item 5.02.                  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On February 25, 2011, Advanced Life Sciences Holdings, Inc.’s (the “Company”) Chief Executive Officer informed the Company’s employees that as a measure to help address its liquidity issues, it had implemented a Company-wide compensation reduction plan that would reduce the salaries of impacted employees by 30%-50%.  Included in this reduction were all of the Officers of the Company with whom the Company has entered into Employment Agreements.  In connection with this cost-savings plan, the Company also announced the departure of Dr. David Eiznhamer, Executive Vice President of Clinical Affairs. The Company is not aware of any disagreement between it and Dr. Eiznhamer relating to the Company’s operations, policies or practices.

Item 8.01.                  Other Events.

On February 21, 2011, the Company received a letter from Leaders Bank informing it that the Company was in default under the loan documents governing its principal credit facility.  The letter indicated that the Company had failed to fund an interest reserve account as required by an amendment to the credit facility.   Leaders Bank requested that the Company cure such default by February 25, 2011.   Leaders Bank noted that it was reserving the right to exercise all rights and remedies under the loan documents if the Company failed to meet the payment deadline.  Remedies available to the bank include, among other things, the right to accelerate payment of all amounts outstanding under the line of credit.

On February 25, 2011, the Company informed Leaders Bank that it would not be funding the interest reserve account in the amount demanded in the notice of default.  The Company did, however, fund its February 2011 interest payment to remain current with its interest payment obligation.  Following this payment, the Company met with the Leaders Bank and is engaged in a dialogue to develop a constructive and workable solution to the current liquidity situation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANCED LIFE SCIENCES HOLDINGS, INC.

Dated:	March 2, 2011	By:	/s/ Michael T. Flavin
		Name:	Michael T. Flavin, Ph.D.
		Title:	Chairman and Chief Executive Officer